                                                                    Exhibit 99.1



                            ANSONIA APARTMENTS, L.P.

                        Consolidated Financial Statements
                          Year Ended December 31, 2001

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Ansonia Apartments, L.P.
Dallas, Texas

We have audited the accompanying consolidated balance sheet of Ansonia Apartments, L.P. and subsidiaries, as of December 31, 2001, and the related consolidated statements of operations, changes in partners' capital and cash flows for the year then ended. These consolidated financial statements are the responsibility of the General Partner. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ansonia Apartments, L.P. and subsidiaries as of December 31, 2001 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ TRAVIS, WOLFF & COMPANY, LLP
Dallas, Texas
March 28, 2002

                            ANSONIA APARTMENTS, L.P.
                           Consolidated Balance Sheets

                                                                    December 31,
                                                             -----------------------------
                                                                2001              2000
                                                             ------------     ------------
                                                                              (unaudited)
ASSETS
Real estate and improvements, net of accumulated
 depreciation of $6,969,938 and $5,086,889, respectively     $ 83,244,623     $ 95,813,109
Real estate held for sale, net of accumulated
 depreciation of $1,058,946                                    11,796,437               --
Cash                                                              747,999          624,245
Restricted cash                                                 2,022,676        2,446,862
Other assets                                                    1,523,613        2,537,581
                                                             ------------     ------------

                                                             $ 99,335,348     $101,421,797
                                                             ============     ============


LIABILITIES AND PARTNERS' CAPITAL
Mortgage notes payable                                       $ 90,546,425     $ 83,422,506
Interest payable                                                  592,293          548,668
Other liabilities                                               3,199,410        3,159,121
                                                             ------------     ------------
                                                               94,338,128       87,130,295
                                                             ------------     ------------

Commitments and contingencies (Note 6)

Partners' capital
 General partner                                                1,385,774       14,291,502
 Limited partner                                                3,611,446               --
                                                             ------------     ------------
      Total partners' capital                                   4,997,220       14,291,502
                                                             ------------     ------------

                                                             $ 99,335,348     $101,421,797
                                                             ============     ============


  The accompanying notes are an integral part of these consolidated financial statements.

                            ANSONIA APARTMENTS, L.P.
                      Consolidated Statements of Operations

                                                                  Years Ended December 31,
                                                     -------------------------------------------------
                                                         2001              2000              1999
                                                     ------------      ------------      ------------
                                                                       (unaudited)        (unaudited)

RENTAL REVENUES                                      $ 20,563,268      $ 18,571,701      $ 12,862,843
                                                     ------------      ------------      ------------

EXPENSES
 Property operations                                    7,099,920         7,344,032         4,563,740
 Depreciation                                           2,941,995         2,543,405         1,868,972
 Interest, including amortization of deferred
     borrowing costs of $114,745, $48,763 and
     $11,382, respectively                              6,781,431         6,644,081         4,221,159
 Utilities                                              1,815,818         1,821,703         1,309,817
 Property and asset management fees                     1,019,351           865,670           673,054
 General and administrative                                77,160            96,473            28,050
                                                     ------------      ------------      ------------
  Total expenses                                       19,735,675        19,315,364        12,664,792
                                                     ------------      ------------      ------------

Income (loss) before gain on sale of real estate
 and extraordinary items                                  827,593          (743,663)          198,051


Gain on sale of real estate                             1,187,561                --                --
                                                     ------------      ------------      ------------

Income (loss) from continuing operations                2,015,154          (743,663)          198,051


Extraordinary loss                                       (100,597)       (1,015,524)               --
                                                     ------------      ------------      ------------

NET INCOME (LOSS)                                    $  1,914,557      $ (1,759,187)     $    198,051
                                                     ============      ============      ============


  The accompanying notes are an integral part of these consolidated financial statements.

                            ANSONIA APARTMENTS, L.P.
             Consolidated Statements of Changes in Partners' Capital

                                         PB Acquisition
                                             Corp.           Ansonia LLC          Total
                                         --------------      ------------      ------------
BALANCE, DECEMBER 31, 1998 (UNAUDITED)     $ 13,396,140      $         --      $ 13,396,140


 Contributions (unaudited)                    7,377,005                --         7,377,005


 Net income (unaudited)                         198,051                --           198,051
                                           ------------      ------------      ------------


BALANCE, DECEMBER 31, 1999 (UNAUDITED)       20,971,196                --        20,971,196


 Distributions (unaudited)                   (4,920,507)               --        (4,920,507)


 Net loss (unaudited)                        (1,759,187)               --        (1,759,187)
                                           ------------      ------------      ------------

BALANCE, DECEMBER 31, 2000 (UNAUDITED)       14,291,502                --        14,291,502


 Contributions                                       --         5,558,386         5,558,386


 Distributions                              (14,259,991)       (2,507,234)      (16,767,225)


 Net income                                   1,354,263           560,294         1,914,557
                                           ------------      ------------      ------------

BALANCE, DECEMBER 31, 2001                 $  1,385,774      $  3,611,446         4,997,220
                                           ============      ============      ============


  The accompanying notes are an integral part of these consolidated financial statements.

                            ANSONIA APARTMENTS, L.P.
                      Consolidated Statements of Cash Flows


                                                                            Years Ended December 31,
                                                                ------------------------------------------------
                                                                    2001              2000              1999
                                                                ------------      ------------      ------------
                                                                                  (unaudited)        (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                               $  1,914,557      $ (1,759,187)     $    198,051
  Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Noncash extraordinary items                                         71,096           562,647                --
  Gain on sale of real estate                                     (1,187,561)               --                --
  Depreciation and amortization                                    3,056,739         2,592,168         1,880,354
  Changes in operating assets and liabilities:
   Other assets                                                     (334,700)         (763,041)         (427,208)
   Interest payable                                                   43,625            62,179           121,991
   Other liabilities                                                  40,289            73,263         1,005,729
                                                                ------------      ------------      ------------
     Net cash flows provided by operating activities               3,604,045           768,029         2,778,917
                                                                ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of real estate                                             --                --        (2,422,900)
  Purchase of note receivable                                             --                --        (1,810,800)
  Proceeds from real estate sale                                   2,295,360                --                --
  Collection of note receivable                                           --           703,000                --
  Capital improvements                                            (2,169,943)       (4,376,701)       (7,513,119)
                                                                ------------      ------------      ------------
    Net cash flows provided by (used in) investing activities        125,417        (3,673,701)      (11,746,819)
                                                                ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings                                         8,031,825         9,723,180         2,305,305
  Payments on mortgage notes payable                                (979,002)         (602,465)         (280,575)
  Replacement escrow receipts (deposits)                             550,308        (1,278,802)           45,200
  Contributions from partners                                      5,558,386                --         7,377,005
  Distributions to partners                                      (16,767,225)       (4,920,507)               --
                                                                ------------      ------------      ------------
    Net cash flows provided by (used in) financing activities     (3,605,708)        2,921,406         9,446,935
                                                                ------------      ------------      ------------

NET INCREASE IN CASH                                                 123,754            15,734           479,033

Cash, beginning of year                                              624,245           608,511           129,478
                                                                ------------      ------------      ------------
Cash, end of year                                               $    747,999      $    624,245      $    608,511
                                                                ============      ============      ============

Supplemental disclosure of cash flow information
       Interest paid                                            $  6,623,522      $  6,588,342      $  4,389,103
                                                                ============      ============      ============

Supplemental schedule of noncash investing and financing
    activities
  Real estate acquired totaling $19,832,622 with
    assumption of mortgage notes payable                        $         --      $         --      $ 17,184,237
                                                                ============      ============      ============


  The accompanying notes are an integral part of these consolidated financial statements.

                            ANSONIA APARTMENTS, L.P.

                   Notes to Consolidated Financial Statements
   (Information as to the years ended December 31, 2000 and 1999 is unaudited)


NOTE 1 -THE PARTNERSHIP

In December 1997, Ansonia Apartments, L.P., a Delaware limited partnership, (the "Partnership") was formed to invest in the renovation and repositioning of suburban apartment properties in Connecticut. As of December 31, 2001, the Partnership owns fourteen apartment properties in four single-member limited liability companies and two general partnerships. The partners in the Partnership are as follows:

General Partner
    PB Acquisition Corp.                                      70%

Limited Partner
    Ansonia LLC                                               30%
                                                             ---

                                                             100%
                                                             ===

Until August 2001, the limited partner's contribution was not funded, and accordingly all profit, losses, and distributions were allocated to the general partner. On August 31, 2001, the members of Ansonia LLC made a cash contribution totaling approximately $5,558,000.

PB Acquisition Corp. is wholly-owned by Tarragon Realty Investors, Inc. (TRI). Two members of Ansonia LLC serve as officers of TRI.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Partnership and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

REAL ESTATE AND DEPRECIATION

Real estate held for sale is carried at the lower of cost or estimated fair value less estimated cost to sell. Real estate held for investment is carried at cost unless impairment is determined to exist, as discussed below. Impaired properties are written down to their estimated fair values. Foreclosed real estate is initially recorded at new cost, defined as the lower of the note receivable carrying amount or the fair value of the collateral property less estimated cost of sale. Property improvements and major rehabilitation projects that increase the value of the respective property and have useful lives greater than one year are capitalized, except for individual expenditures less than $10,000 that are not part of a planned renovation project. Property replacements include, but are not limited to, such items as landscaping, common area improvements and apartment upgrades. Depreciation is provided against real estate held for investment by the straight-line method over the estimated useful lives of the assets, ranging from three to forty years. Real estate held for sale is not depreciated.

                            ANSONIA APARTMENTS, L.P.

                   Notes to Consolidated Financial Statements
   (Information as to the years ended December 31, 2000 and 1999 is unaudited)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

REAL ESTATE AND DEPRECIATION - CONTINUED

The Partnership capitalizes interest on funds used in constructing property from the date of initiation of construction activities through the time the property is ready for leasing. In addition, property taxes and insurance cost during the construction period are also capitalized.

The Partnership periodically evaluates whether events or changes in circumstances indicate that the carrying value of any of the properties held for investment may not be recoverable. This evaluation generally consists of a review of the property's cash flow and current projected market conditions, as well as any changes in general and local economic conditions. If an impairment loss exists based on the results of this review, a loss is recognized by a charge against current earnings and a corresponding reduction in the respective asset's carrying value. The amount of this impairment loss is equal to the amount by which the carrying value of the property exceeds the estimated fair value.

Properties marketed for sale and for which executed contracts for sale are in place are reclassified to held for sale. These properties remain classified as held for sale until sold or until marketing efforts are discontinued. When a property is reclassified from held for sale to held for investment, depreciation expense is recorded for the period during which it was classified as held for sale. When properties are reclassified between the held for investment and held for sale categories, if the estimated fair value of the property is less than the carrying value, a new basis is established at the estimated fair value in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which, among other things, supercedes SFAS No. 121. SFAS No. 144 requires operating results for assets held for sale to be presented as discontinued operations for current and all prior years presented. SFAS No. 144 also changes the rules for impairment testing of real estate held for investment by requiring the use of a probability weighted approach to determine the holding period for purposes of estimating undiscounted cash flows. The Partnership will adopt this statement effective January 1, 2002 and does not expect it to have a material effect on the consolidated financial statements.

RESTRICTED CASH

Restricted cash consists of deposits in escrow for property taxes, insurance and property repairs and replacements.

                            ANSONIA APARTMENTS, L.P.

                   Notes to Consolidated Financial Statements
   (Information as to the years ended December 31, 2000 and 1999 is unaudited)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Rental revenue is recognized when earned.

Gains on sales of real estate are recognized when and to the extent permitted by SFAS No. 66 "Accounting for Sales of Real Estate". Until the requirements of SFAS No. 66 for full profit recognition have been met, transactions are accounted for using the deposit, installment, cost recovery or financing method, whichever is appropriate.

INCOME TAXES

As a partnership, Ansonia Apartments, L.P. is not liable for the payment of federal or state income taxes. All items of income and loss will be reported to the partners who will be responsible for the payment of any applicable taxes. Therefore, no provision for income taxes is recorded in these statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value.

o CASH AND RESTRICTED CASH - The carrying amounts are a reasonable estimate of fair value.

o ACCOUNTS PAYABLE AND ACCRUED EXPENSES - The carrying value of accounts payable and accrued expenses approximates the fair value due to the short-term nature of these instruments.

o MORTGAGE NOTE PAYABLE - The fair values of mortgage notes payable are estimated by discounting future expected cash flows using current rates for loans with similar terms and maturities. The fair value of the mortgage notes payable is estimated at $94,910,000 as of December 31, 2001.

                            ANSONIA APARTMENTS, L.P.

                   Notes to Consolidated Financial Statements
   (Information as to the years ended December 31, 2000 and 1999 is unaudited)


NOTE 3 - REAL ESTATE

At December 31, 2001, real estate consisted of fourteen operating properties with 2,580 apartment units of which three operating properties with 316 units were held for sale. All the operating properties are located in central and eastern Connecticut. The held for sale properties were classified as such in December 2001 and accordingly depreciation ceased on that date.

In June 2001, the Partnership sold a foreclosed property for net proceeds of $2,295,360 and recorded a gain of $1,187,561. The property had been accounted for since the Partnership acquired the note receivable that was collateralized by the property in December 1999 as an in-substance foreclosure.

During 2000 and 1999, the Partnership completed significant renovations on four operating properties that required the capitalization of interest totaling $163,432 and $463,086, respectively, and of operating expenses totaling $187,380 and $766,230, respectively.

In February 2002, Meriden East Apartments were sold for $3,200,000. The Partnership received net cash proceeds of $659,000 and will recognize a gain of approximately $1,150,000.

NOTE 4 - MORTGAGE NOTES PAYABLE

All of the Partnership's operating properties are collateral for mortgage notes payable to three different lenders. The mortgage obligations bear interest ranging from 5.12% to 8.00% and require an aggregate monthly payment of approximately $677,000. The mortgages mature at various times between November 2002 and January 2013.

During 2001, the Partnership refinanced two mortgage notes that provided the Partnership net proceeds before loan costs of $2,806,825 after the pay-off of the previous mortgages obligation totaling $2,722,870. In connection with the refinancings the Partnership wrote-off the unamortized deferred borrowing costs of $71,096 and paid prepayment penalties of $29,501 for a total extraordinary loss of $100,597.

Also during 2001, the Partnership obtained supplemental mortgages on two properties totaling $5,225,000.

During 2000 and 1999, the Partnership refinanced six and three operating property mortgage obligations, respectively, that provided the Partnership net proceeds before loan costs of $9,723,180 and $2,305,305 after the pay off of the previous mortgages totaling $45,411,579 and $23,380,930, respectively.

                            ANSONIA APARTMENTS, L.P.

                   Notes to Consolidated Financial Statements
   (Information as to the years ended December 31, 2000 and 1999 is unaudited)


NOTE 4 - MORTGAGE NOTES PAYABLE - (CONTINUED)

During 2000, in connection with the refinancings, the Partnership wrote-off the unamortized deferred borrowing costs of $562,647 and paid prepayment penalties of $452,877 for a total extraordinary loss of $1,015,524.

Future scheduled principal payments on the mortgage notes payable are as follows:

             December 31,
             -----------
             2002                            $18,517,411
             2003                                727,979
             2004                                775,116
             2005                                849,636
             2006                                916,775
             Thereafter                       68,759,508
                                              ----------

                                             $90,546,425
                                             ===========

Included in 2002 scheduled principal payments is the maturity of a mortgage note payable with a balloon payment of $17,153,021. The Partnership has two successive options to extend the maturity for a period of one year each with payments of extension fees equal to one-half of one percent of the outstanding principal balance of the loan.

NOTE 5 - RELATED PARTY TRANSACTIONS

Until December 31, 2000, the Partnership paid property management fees to an affiliate of the Partnership's limited partner. On January 1, 2001, TRI acquired the affiliated property management company, and Tarragon Management, Inc., TRI's wholly-owned subsidiary, began receiving all property management fees.

The Partnership paid asset management fees to the General Partner of $301,347 in 2001, $182,926 in 2000, and $193,387 in 1999.

In 1999, the Partnership acquired two properties from an affiliate of the limited partner for total consideration of $6,781,688.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The property management agreement referred to in Note 5 is renewed on an annual basis.

The Partnership is party to various claims and routine litigation arising in the ordinary course of business. The General Partner does not believe the ultimate outcome of these matters, individually or in the aggregate, will have a material adverse effect on the Partnership's business, financial position, results of operations or cash flows.